Exhibit 10(53)
July 16, 2008
American International Group, Inc.
Non-Employee Director Compensation
     The following non-employee director compensation arrangements were effective beginning May 16, 2007 (and amended as of June 15, 2008 with respect to Lead Independent Director additional compensation):
1.	Annual cash retainer for all non-employee directors of $75,000, payable in four equal installments on the first business day of each quarter in advance of service. No attendance fees will be paid for Board meetings, including executive sessions. Directors may elect to defer the amount of any retainer into deferred stock units (“DSUs”) under the AIG Amended and Restated 2007 Stock Incentive Plan, as amended (the “Plan”).

2.	Additional cash retainer and cash meeting fees for non-employee members of standing committees as follows:
–	Annual retainer for Chairman of the Audit Committee: $25,000

–	Annual retainer for other committee Chairmen: $15,000

–	Annual retainer for non-Chairmen committee members: $5,000 per committee

–	Meeting fees: $1,500 per meeting.[1]
Retainers will be paid in four equal installments on the first business day of each quarter in advance of service and meeting fees will be paid on the first business day of each quarter for prior service. Directors may elect to defer the amount of these retainers and committee fees into DSUs under the Plan.
3.	Additional cash retainer for the Lead Independent Director of $40,000, payable in four equal installments on the first business day of each quarter in advance of service. The Lead Independent Director may elect to defer the amount of the additional retainer into DSUs under the Plan.

4.	Annual grant of $125,000 in DSUs under the Plan. Annual grants will be made on the date of the Annual Meeting.

5.	The value of the DSUs received as part of the annual grant described above will be determined based upon the closing sale price of AIG Common Stock on the date of the Annual Meeting. The value of the DSUs received in connection with the deferral of any retainer or fees described above will be determined based upon the closing sale price of AIG Common Stock on the date the retainer or fees would otherwise be due. DSUs

[1]	Meeting fees will also be paid to any non-employee director who attends the meeting of a committee of which he or she is not a member so long as attendance is at the invitation of the chairman of that committee and to any non-employee director who attends a meeting of AIG’s International Advisory Board.

include dividend equivalent rights that entitle the director to a quarterly payment, in the form of DSUs, equal to the amount of any regular quarterly dividend that would have been paid by AIG if shares of Common Stock that underlie the DSUs had been outstanding.

6.	In the event any director retires or otherwise ceases to be a director before the completion of his or her full annual term of office, the delivery of all shares of Common Stock underlying DSUs, including with respect to all accrued amounts for any committee fees, will be paid and/or delivered on the last trading day of the month in which the director ceases to be a director.